REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors
Hosoi Garden Mortuary, Inc.

We have audited the balance sheets of

HOSOI GARDEN MORTUARY, INC.

as of May 31, 1996 and 1995, and the related statements of income, retained earnings and cash flows for each of the two years ended May 31, 1996.
The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Garden Life Plan, Ltd. (50% owned subsidiary accounted for by the equity method) for its years then ended May 31, 1996 and 1995, which accounts for 24.5% and 20.6% of total assets and 51.8% and 68.8% of net income in 1996 and 1995, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included in the Company's equity in the underlying net assets and its share of earnings of the subsidiary is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based upon our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Hosoi Garden Mortuary, Inc.
as of May 31, 1996 and 1995, and the results of its operations and its cash flows for each of the two years ended May 31, 1996 in conformity with generally accepted accounting principles.

ENDO & COMPANY
Certified Public Accountants

Honolulu, Hawaii
August 16, 1996

HOSOI GARDEN MORTUARY, INC.

BALANCE SHEETS
_ _ _ _ _ _ _ _ _ _ _ _

May 31, 1996 and 1995

                                    1996         1995


A S S E T S

CURRENT ASSETS
Cash and cash equivalents
   (Notes 1 and 3)                  $  710,978   $  938,707
Time certificate of deposit
                                       200,000          -
Securities available for sale,
   at market (Notes 1 and 4)           805,484      741,409
Accounts receivable, less
allowance  of $63,923 and $44,487      325,749      307,549
Income taxes receivable                    -         54,246
Inventories (Note 1)                   112,215      111,307
Prepaid expenses and others             61,519       68,843
Deferred income taxes (Note 5)          36,396       45,635
TOTAL CURRENT ASSETS                 2,252,341    2,267,696

INVESTMENTS
Garden Life Plan, Ltd.
  (Notes 1 and 2)                    1,303,360    1,047,596
Cemetery plots                           1,350        1,350
Securities held to maturity,
   at cost (Notes 1 and 4)              69,834      105,749
                                     1,374,544    1,154,695

PROPERTY AND EQUIPMENT, at cost,
less accumulated depreciation
   (Notes 1 and 6)                   1,586,954    1,554,503

OTHER ASSETS (Note 7)                  127,960      103,985

TOTAL ASSETS                        $5,341,799   $5,080,879

L I A B I L I T I E S

CURRENT LIABILITIES
Accounts payable (Note  8)          $  238,347  $   300,391
Accrued liabilities (Note 9)           151,111      131,394
Income taxes payable (Note 10)          11,881          -
Note payable                               685          685

TOTAL CURRENT LIABILITIES              402,024      432,470

DEFERRED INCOME TAXES (Note 5)          92,234       44,844

S T O C K H O L D E R S '  E Q U I T Y

CAPITAL CONTRIBUTED (Note 11)
Common stock, par value $.20 per
   share; authorized 3,625,000
   shares,issued 2,187,140 shares      437,428      437,428
Less 143,925 and 123,945
   reacquired shares                   (29,005)     (25,059)
TOTAL CAPITAL CONTRIBUTED              408,423      412,369

NET UNREALIZED GAIN ON SECURITIES
AVAILABLE FOR SALE (Note 17)            32,503       32,101

RETAINED EARNINGS                    4,487,897    4,240,377

TREASURY STOCK, 223,785 shares,
   at cost (Note 11)                   (81,282)     (81,282)
TOTAL STOCKHOLDERS' EQUITY           4,847,541    4,603,565

TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY             $5,341,799   $5,080,879

The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

STATEMENTS OF INCOME
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Two Years Ended May 31, 1996


                                    1996         1995

Revenues
Sale of urns and other items        $  806,791   $  689,050
Funeral services                     1,933,075    1,844,479
Total revenues                       2,739,866    2,533,529
Cost of sales and services           1,943,289    1,830,213

Gross profit                           796,577      703,316

Selling, general and
   administrative expenses
Salaries and wages                     233,143      218,436
Profit sharing and pension
   fund contributions (Note 12)         65,321       63,377
Professional services                  184,215      161,656
Others                                 160,042      207,056
Total selling, general and
   administrative expenses             643,321      650,525

Operating income                       153,256       52,791

Other income (expenses)
Interest, dividends, and
   others (Note 14)                    144,695      157,442
Interest and others                    (12,240)     (22,301)

Total other income (expenses)          132,455      135,141

Income before income taxes and
   equity in earnings of
Garden Life Plan, Ltd.                 285,711      187,932

Income taxes (Note 10)
Current
Federal                                 89,629       35,805
State                                   16,344        6,453
                                       105,973       42,258

Deferred (Note 5)                       12,588       23,641
                                       118,561       65,899

Income before equity in earnings
  of Garden Life Plan, Ltd.            167,150      122,033

Equity in earnings of Garden
   Life Plan, Ltd. (Note 2)            255,765      292,290
Income taxes - deferred (Note 5)        20,441       23,360
                                       235,324      268,930

Net income                          $  402,474   $  390,963

Average number of shares
   common stock outstanding          1,828,809    1,846,623

Earnings per common share
   (Note 1)                         $      .22   $      .21

Dividends per common share          $     .045   $      .05

The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

STATEMENT OF RETAINED EARNINGS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Two Years Ended May 31, 1996



Balance, May 31, l994                            $ 3,969,705

Net income for the year ended May 31, l995           390,963

Change in accounting principle (Note 17)              38,076

Common stock reacquired in excess of par value
   Note 11)                                          (62,892)

Cash dividend on common stock ($.05 per share)       (95,475)

Balance, May 31, l995                              4,240,377

Net income for the year ended May 31, l996           402,474

Common stock reacquired in excess of par value
(Note 11)                                            (72,535)

Cash dividend on common stock ($.045 per share)      (82,419)

Balance, May 31, l996                            $ 4,487,897

The accompanying Notes to Financial Statements are an integral part of this statement.

HOSOI GARDEN MORTUARY, INC.

STATEMENTS OF CASH FLOWS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Two Years Ended May 31, 1996

                                    1996         1995

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                          $  402,474   $  390,963

Adjustments to reconcile net
   income to net cash and cash
   equivalents provided by
   operating activities:

Depreciation                            67,198       77,578
Loss on write-off of assets              7,853           28
Realized loss (gain) on sale
   of investments                       (9,834)      20,628
Unrealized gain on investments             -         70,177
Increase (decrease) in allowance
   for doubtful accounts                19,436      (70,836)
Undistributed earnings of
   affiliate                          (255,765)    (292,290)
Increase in cash value of
   life insurance policies              (5,141)      (1,802)
Deferred income taxes                   33,029        7,041

(Increase) decrease in certain
   assets
Accounts receivable                    (37,636)      33,955
Dividend receivable                        -        500,000
Income taxes receivable                 54,246      (54,246)
Inventories                               (908)     (33,891)
Prepaid expenses and others              7,324       (9,529)
Other assets                           (18,834)         (27)

(Decrease) increase in certain
   liabilities
Accounts payable                       (62,044)      63,588
Accrued liabilities                     19,717       10,225
Income taxes payable                    11,881     (122,308)
Note payable                               -            685

NET CASH PROVIDED BY OPERATING
   ACTIVITIES                          232,996      589,939

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment    (107,501)     (10,322)
Purchase of time certificate
   of deposit                         (200,000)         -
Proceeds from sale of investments      229,363      738,454
Increase in investments               (223,687)    (820,905)
Increase in cash value of life
   insurance policies                      -         (2,810)
NET CASH USED IN INVESTING
   ACTIVITIES                         (301,825)     (95,583)

CASH FLOWS FROM FINANCING
   ACTIVITIES:
Purchase of reacquired stocks          (76,481)     (66,288)
Cash dividends paid                    (82,419)     (95,475)

NET CASH USED IN FINANCING
   ACTIVITIES                         (158,900)    (161,763)

NET INCREASE (DECREASE)               (227,729)     332,593

CASH AND CASH EQUIVALENTS AT
   BEGINNING OF YEAR                   938,707      606,114

CASH AND CASH EQUIVALENTS AT
   END OF YEAR                      $  710,978   $  938,707

The accompanying Notes to Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Two Years Ended May 31, 1996


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies followed by the Company are summarized below.

Line of business - The Company is engaged in one line of business that consists principally of providing mortuary services in the State of Hawaii on the island of Oahu.

Cash and cash equivalents - For purposes of the statement of cash flows, cash equivalents includes certificates of deposit, money market accounts and highly liquid debt instruments with maturities of three months or less at the date of acquisition.

Investment securities - Management determines the appropriate classification of securities at the time of purchase. Those investments are classified in three categories and accounted for as follows:

Debt securities that the company intends to hold to maturity are classified as securities held to maturity and reported at cost.

Debt and equity securities that are purchased and held for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in income.

Debt and equity securities not classified as securities held to maturity or trading securities are classified as securities available for sale and reported at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity. Securities available for sale will be used as part of the Company's asset management strategy and may be sold in response to changes in interest rates or the need for capital.

Investment in Garden Life Plan, Ltd. - The Company accounts for its investment in Garden Life Plan, Ltd.
( 50% owned Company) by the equity method. The equity in earnings of Garden Life Plan, Ltd.
reflected on the statements of income includes the pro rata share of Hosoi Garden Mortuary, Inc. in the earnings of Garden Life Plan, Ltd. net of income taxes applicable to such earnings for its years ended
May 31, 1996 and 1995.


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Two Years Ended May 31, 1996


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    (continued)

Inventories - Inventories of caskets, urns and supplies are stated at the lower of cost or market.
Cost is determined substantially by the first-in, first-out method and market is based on replacement cost or realizable value.

Property and equipment - Land, buildings and equipment are carried at cost. Depreciation is computed using the declining-balance and straight-line methods.
Maintenance and repairs are charged to income as incurred. Major renewals and betterments are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation are removed from the accounts, the proceeds applied thereto, and any resulting gain or loss is reflected in income.

Compensated absences - Full-time employees of the Company are entitled to paid vacations and sick days.
Unused vacation and sick leave are reflected in accrued liabilities.

Earnings per common share - Earnings per common share has been computed by dividing net income by the weighted average number of common shares outstanding.

Revenue and cost recognition - Revenues from at-need funeral services and pre-need funeral plan services are recognized upon the completion of the final funeral ceremony. Revenues from at-need funeral services include professional service revenues that are included in Funeral services and sales of caskets, urns and other items are included in Sale of urns and other items. Revenues from pre-need services, which accounted for approximately 22.6% and 23% of funeral service revenues in 1996 and 1995, respectively, are accounted for in Funeral services since these plans are sold inclusive of the merchandise selected.

Cost of sales and services includes all direct cost, including merchandise, labor and other related cost and indirect cost such as insurance, depreciation, supplies and indirect labor costs, related to the performance and completion of at-need and pre-need funeral services.


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Two Years Ended May 31, 1996

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    (continued)

Income taxes - Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. In accordance with Statement of Financial Accounting Standards (SFAS)
109, Accounting for Income Taxes, these deferred taxes are measured by applying currently enacted tax laws.

(2) GARDEN LIFE PLAN, LTD.

Investment in Garden Life Plan, Ltd. represented the
Company's 50% share in the underlying equity in the net assets, accounted for under the equity method of accounting for investments in common stock, of Garden
Life Plan, Ltd. (GLP), a Hawaii corporation engaged in the sales of pre-need funeral plans which are serviced solely by Hosoi Garden Mortuary, Inc.

All payments received from the sale of pre-need funeral plans up to an amount equal to 30% of the total price plus any sales tax or other charges are retained by GLP as its compensation. The balance is deposited with Hawaiian Trust Company, Limited to be held in trust. GLP is entitled to all earnings from funds held in trust which earnings amounted to $705,222 and $601,851 for the years ended May 31, 1996 and 1995, respectively. Trust assets are not included in the financial statements of Hosoi Garden
Mortuary, Inc. nor GLP.


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Two Years Ended May 31, 1996

(2) GARDEN LIFE PLAN, LTD. (continued)

Audited financial statements of this subsidiary as of May 31, 1996 and 1995 showed the following summarized financial position and results of operations.



                                    1996         1995


Total assets                        $2,991,958   $2,529,777

Total liabilities                      385,243      434,592

Total stockholders' equity          $2,606,715   $2,095,185

Total revenues                      $  958,576   $1,176,848

Operating income (loss)             $ (136,244)  $  170,728

Net income                          $  511,530   $  584,579




INVESTMENT IN GARDEN LIFE PLAN, LTD. as of May 31,
1996 is accounted for as follows:

Stockholders' equity of Garden Life
Plan, Ltd.'s at May 31, 1996                     $2,606,715

Equity ownership                                        50%

                                                  1,303,358

Rounding                                                  2

Total investment in Garden Life Plan, Ltd.       $1,303,360


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Two Years Ended May 31, 1996


(3) CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:


                                    1996         1995

Cash on hand                        $    4,772   $      500
Checking accounts                       80,235       22,356
Savings accounts                       512,755      645,767
Certificate of deposit                 113,216       70,084

Total cash and cash equivalents     $  710,978    $ 938,707


(4) INVESTMENT SECURITIES

At May 31, 1996 and 1995, the Company held investments in the following types of securities:

                                 Gross       Gross
                      Amortized  Unrealized  Unrealized  Fair
                      Cost       Gain        Loss        Value


MAY 31, 1996
Available for sale
Equity securities     $ 76,601   $ 17,946    $  2,147    $ 92,400
Mutual funds           672,781     43,241       2,938     713,084
                       749,382     61,187       5,085     805,484
Held to maturity
U.S. Treasury bills     69,834        -         3,864      65,970

Totals                $819,216   $ 61,187    $  8,949    $871,454

MAY 31, 1995
Available for sale
Equity securities     $ 52,895   $ 11,781    $  2,684    $ 61,992
Mutual funds           656,413     23,004         -       679,417
                       709,308     34,785       2,684     741,409

Held to maturity
U.S. Treasury bills    105,749        -         5,910      99,839

Totals                $815,057   $ 34,785    $  8,594    $841,248


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

     Two Years Ended May 31, 1996


(4) INVESTMENT SECURITIES (continued)

The maturities of all debt securities held at May 31, 1996 were:


                      AVAILABLE FOR SALE     HELD TO MATURITY

                      Amortized  Market      Amortized   Market
                      Cost       Value       Cost        Value


Within 1 year         $ 10,242   $ 10,118     $    -     $    -

After 1 year
   through 5 years      59,592     55,852      105,749     99,839

After 5 years              -          -            -          -

                      $ 69,834   $ 65,970     $105,749   $ 99,839


During the year ended May 31, 1996, the Company sold securities available for sale for $229,363. The gross realized gain of $14,541 and gross realized loss of $4,707 are reflected in earnings. The cost of the securities sold was based on cost of all the shares of each such security held at the time of sale.

During the year ended May 31, 1995, the Company sold securities available for sale for $717,826. The gross realized gain of $4,203 and gross realized loss of $24,831 are reflected in earnings. The cost of the securities sold was based on cost of all the shares of each such security held at the time of sale.

Included in stockholders' equity at May 31, 1996 and 1995 is $32,503 and $32,101, respectively, of net unrealized gains on investments available for sale.

(5) DEFERRED INCOME TAXES

Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The deferred assets liabilities represent the future tax consequences of those differences, which will either taxable or deductible when the assets and liabilities are recovered or settled.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Two Years Ended May 31, 1996


(5) DEFERRED INCOME TAXES (continued)

Differences in the basis of assets and liabilities result from the use of the reserve method in accounting for uncollectible accounts receivable in the financial statements and the use of the direct write-off method for income tax purposes, the recognition of unrealized gains and losses on securities for financial statements purposes and the recognition of gains or losses when securities are sold for income tax purposes, and from the use of the equity method of accounting for the investment in subsidiary as explained under GARDEN LIFE PLAN, LTD.
above. Under the equity method, the Company's share of earnings of the subsidiary is reported for tax purposes only when distributions of earnings are received as dividends.

(6) PROPERTY AND EQUIPMENT

Property and equipment consist of:


                                    1996         1995


Land                                $  517,040   $  517,040
Buildings                            1,262,530    1,214,215
Land improvements                       94,710       94,710
Equipment and vehicles                 307,794      380,334

Total cost                           2,182,074    2,206,299

Accumulated depreciation               595,120      651,796

Net property and equipment          $1,586,954   $1,554,503


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Two Years Ended May 31, 1996


(6) PROPERTY AND EQUIPMENT (continued)

Aggregate depreciation charged to operations and included in cost of sales and services and selling, general and administrative expenses are as follows:


                                    1996         1995


Cost of sales and services          $  54,105    $  58,824

Selling, general and
   administrative expenses             13,093       18,754

                                    $  67,198    $  77,578


(7) LIFE INSURANCE CASH VALUE

The Company maintains keyman life insurance policies on its former president and CEO. The cash surrender value of these policies were $106,804 and $101,662 at May 31, 1996 and 1995, respectively, and is included in other assets in the accompanying balance sheets.

(8) FUNERAL SERVICE DEPOSITS

Included in accounts payable is $32,646 of deposits made by eighteen individuals that the Company has been collecting from since 1969 for future services or purchase of merchandise. The payable of $32,646, including interest of $30,228 accrued to May 31, 1996, approximates fair value.

In an agreement with the Professional and Vocational
Licensing Division of the State of Hawaii's
Department of Commerce and Consumer Affairs (DCCA), the Company consented to a plan to either convert these funeral service deposits to a Garden Life Plan, Ltd.'s (GLP) pre-need funeral plan identical to the services and/or merchandise that the depositor originally contracted for or refund the deposit plus accrued interest. The agreement with the DCCA provides that the Company will provide the funds for any difference between the cost of a comparable
GLP's pre-need plan and the amount deposited with the Company.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Two Years Ended May 31, 1996


(8) FUNERAL SERVICE DEPOSITS (continued)

As of May 31, 1996, twenty-six plans have been converted to GLP's pre-need plan. The difference between the cost of plans converted and the amount of the available deposit is reflected as a charge to operations. Twelve plans remain to be converted.
No provision has been made for the cost of conversion of the remaining twelve plans because of the uncertainty of whether the holders of the deposits will elect to convert to a GLP pre-need plan or elect to receive a refund.

(9) ACCRUED LIABILITIES

Accrued liabilities consist of the following:


                                    1996         1995


Salaries and wages                  $  19,468    $  14,991

Bonus accrued                          20,000          -

Payroll and general excise taxes       13,920        9,438

Profit sharing and money-purchase
plan contributions (Note 12)           65,921       63,377

Vacation and sick leave                31,802       43,588

Total accrued liabilities           $ 151,111    $ 131,394


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Two Years Ended May 31, 1996


(10) INCOME TAXES

The provisions for income taxes for the two years ended May 31, 1996 consist of the following:

                                    1996         1995


Federal:
Current                             $   89,629   $   35,805
Deferred                                10,586       20,004

State:
Current                                 16,344        6,453
Deferred                                 2,002        3,637

Total                               $  118,561   $   65,899


A reconciliation of income taxes at the United
States statutory rate, as a percentage of pretax income, to the effective tax rate is as follows:


                                    1996         1995


Federal income tax statutory rate   34.0%        34.0%

Benefit of graduated tax rates      (2.2)        (2.4)

State income tax,
   net of tax benefit                2.1           .3

Tax effect on dividend exclusion
   on equity in earnings of
   subsidiary, net of dividend
   distribution                    (12.3)       (15.2)

Others, net                          4.1          1.9

Effective tax rate                  25.7%        18.6%


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Two Years Ended May 31, 1996


(11) REACQUIRED SHARES

Capital contributed has been reduced for shares
reacquired after June 30, 1987.   Payments for shares
in excess of the par value of each share acquired has been charged to additional paid-in capital.
Purchases of 19,980 and 16,980 reacquired shares in 1996 and 1995, respectively, exceeded the balance of additional paid-in capital and a charge of $73,085 and $62,892 for the years ended May 31, 1996 and 1995, respectively, were made to Retained Earnings for the excess of reacquired shares in excess of their par value.

The 223,785 shares reflected as Treasury Stock as of May 31, 1996 reflects the shares acquired before July 1, 1987.

(12) RETIREMENT PLANS

The Company provides benefits to substantially all full-time employees with a defined contribution profit sharing plan and a money-purchase pension plan. Both plans are non- contributory plans.

The money-purchase pension plan was adopted on June 1, 1990 and provides benefits to employees after one year of service and upon completion of 1,000 hours of service each year. The required contribution under this plan is five-percent of compensation of all employees who qualify.

Contribution to the defined contribution profit sharing plan is discretionary up to a maximum of fifteen-percent of compensation of employees after one year of service and upon completion of 1,000 hours of service each year.

Amounts charged against income for the retirement benefit plans are as follows:

                                    1996         1995


Profit sharing                      $ 46,600     $ 43,000
Money-purchase                        19,321       20,377

                                    $ 65,921     $ 63,377


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
 _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Two Years Ended May 31, 1996


(13) LEASE

The Company leases the land on which the mortuary is situated from the Herman S. Hosoi Trust and the Hosoi-Tamori-Shimonishi Trust which own a 13% and 12% interest in the land, respectively. The lease which was for a term of five years expired on May 31, 1994.
As a group, members of the Hosoi family own approximately 27% of the outstanding shares of the Company. The lease provides for a monthly lease rent of $18,555 plus general excise tax and real property taxes. The Company exercised its option to renew the lease for an additional five year period. While negotiations for the terms of the additional five year period are in progress, the Company continues to pay monthly rentals of $18,555 plus general excise tax. Total rental expense were $275,868 and $275,511 in 1996 and 1995 respectively. Future minimum lease payments under the lease at May 31, 1996 are:


To                          Amount

May 31, 1997                $   271,560
May 31, 1998                    271,560
May 31, 1999                    271,560
May 31, 2000                    271,560

Total minimum payments      $ 1,086,240


On April 24, 1992, the Company entered into an
operating lease for a hearse.  The term of the lease
is 60 months and will expire on August 21, 1997.
The noncancellable operating lease requires monthly
payments of $1,151.  The lease agreement also requires
that the Company pays all costs of operating the
vehicle.   Lease rent expense was $13,812 for 1996 and
1995.

The expected minimum lease payments required under the operating lease are as follows:


1997      $ 13,812
1998         2,302

          $ 16,114


HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Two Years Ended May 31, 1996



(14) OTHER INCOME

Other income consists of the following:


                                    1996         1995


Interest                            $   79,037   $   59,979
Capital gains                           12,738       13,030
Parking                                 45,070       59,363
Others                                   7,850       25,070

Total other income                  $  144,695   $  157,442


(15) CASH FLOW SUPPLEMENTARY DISCLOSURE

Cash payments for interest and income taxes were as follows:


                                    1996         1995


Interest                            $     670    $     331

Income taxes                        $  53,217    $ 258,772


(16) CONCENTRATIOINS OF CREDIT RISK OF FINANCIAL
     INSTRUMENTS

The Company's cash and cash equivalents and short term investments are deposited with five local financial institutions. For the year ended May 31, 1996, the Company had deposits in two financial institutions in excess of the deposit insurance of $100,000.

The Company performs funeral services for deaths occurring principally on the island of Oahu located in the State of Hawaii. In the normal course of business the
Company extends unsecured credit to its customers.

HOSOI GARDEN MORTUARY, INC.

NOTES TO FINANCIAL STATEMENTS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Two Years Ended May 31, 1996


(17) CHANGE IN ACCOUNTING PRINCIPLES

Effective June 1, 1994, the Company adopted Statement of Financial Accounting Standards No. 115 (SFAS 115),
Accounting for Certain Investments in Debt and Equity
Securities. The statement addresses the accounting and reporting of investments in equity securities that have readily determinable fair values and for all investment in debt securities. Stockholders' equity as of June 1, 1994 was increased by $38,076 (net of tax effect) as a result of the change in accounting principle.